Exhibit 99.1

Autonomix Medical, Inc. Exercise of Warrants for $2.5 Million Gross Proceeds

THE WOODLANDS, TX, July 22, 2025 — Autonomix Medical, Inc. (NASDAQ: AMIX) (“Autonomix” or the “Company”), a medical device company dedicated to advancing precision nerve-targeted treatments, today announced it has entered into agreements with certain holders of its existing warrants for the immediate exercise (or prepayment of the exercise price) of certain outstanding warrants to purchase up to an aggregate of 1,477,596 shares of common stock of the Company originally issued in November 2024 at a reduced exercise price of $1.723 per share. The shares of common stock issuable upon exercise of the outstanding warrants are registered pursuant to an effective registration statement on Form S-1 (File No. 333-282940). The aggregate gross proceeds from the exercise of the existing warrants is expected to total approximately $2.5 million, before deducting placement agent fees.

Ladenburg Thalmann & Co. Inc. is acting as the Company’s placement agent for this transaction.

In consideration for the immediate exercise of the warrants for cash, the Company will issue new unregistered warrants to purchase shares of common stock. The new warrants will be exercisable for an aggregate of up to 1,477,596 shares of common stock, at an exercise price of $1.723 per share and will be immediately exercisable upon issuance and for a term of five and one-half years from the issuance date. In lieu of a complete exercise of the warrants described above, certain warrant holders agreed to prepay $1.722 of the reduced exercise price and will receive an amended warrant for such prepaid portion of the warrant with an exercise price of $0.001 per share.

The transaction is expected to close on or about July 23, 2025, subject to satisfaction of customary closing conditions. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The new warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and, along with the shares of common stock issuable upon their exercise, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the new warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Autonomix Medical, Inc.

Autonomix is a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated. The Company’s first-in-class platform system technology includes a catheter-based microchip sensing array that may have the ability to detect and differentiate neural signals with greater sensitivity than currently available technologies. We believe this will enable, for the first time ever, transvascular diagnosis and treatment of diseases involving the peripheral nervous system virtually anywhere in the body.

We are initially developing this technology for the treatment of pain, with initial trials focused on pancreatic cancer, a condition that causes debilitating pain and is without a reliable solution. Our technology constitutes a platform to address dozens of potential indications, including cardiology, hypertension and chronic pain management, across a wide disease spectrum. Our technology is investigational and has not yet been cleared for marketing in the United States.

For more information, visit autonomix.com and connect with the Company on X, LinkedIn, Instagram and Facebook.

Forward Looking Statements

Some of the statements in this release are “forward-looking statements,” which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the closing of the warrant exercise transaction and the use of the proceeds thereof. Such forward-looking statements can be identified by the use of words such as “should,” “might,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.”

Although Autonomix believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on May 31, 2025, and from time to time, our other filings with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained and Autonomix does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor and Media Contact

JTC Team, LLC

Jenene Thomas

908-824-0775

autonomix@jtcir.com